Exhibit 99.1

PolyMedix Reports Third Quarter 2012 Financial Results

Radnor, PA (November 8, 2012) - PolyMedix, Inc. (OTCBB: PYMX), a biotechnology company dedicated to transforming the treatment of infectious diseases with novel defensin-mimetic antimicrobials, today announced its financial results for the third quarter ended September 30, 2012 and provided an update on recent key events.

“PolyMedix has had a very busy and productive quarter gearing up for two planned clinical trials, a Phase 2B dose-optimization study with intravenous brilacidin for ABSSSI and a Phase 2 study with brilacidin oral rinse for prevention of oral mucositis in cancer patients,” commented Nicholas Landekic, President and CEO of PolyMedix. “Our clinical team has prepared and submitted a comprehensive package to the FDA in advance of our scheduled meeting to discuss our Phase 2B dose-optimization study in ABSSSI patients. We will continue to manage our operations to minimize our cash outflows to extend cash runway.”

Business Update:

Brilacidin (formerly PMX-30063) in patients with ABSSSI

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PolyMedix’s clinical team, in conjunction with Dr. Paul Ambrose and the Institute for Clinical Pharmacodynamics, has completed its pharmacokinetic and pharmacodynamics (PK/PD) modeling which analyzed the drug concentrations and clinical outcomes from the Phase 2 study and previous clinical and pre-clinical studies. This information was used to select doses for the planned Phase 2B study.  Based on the results of this analysis, PolyMedix plans to study three brilacidin dosing regimens administering between 0.6 and 1.2 mg/kg over 1 to 3 days. The PK/PD modeling of the doses planned for the Phase 2B study predicts a high probability of efficacy and a low probability of blood pressure related adverse events.  PolyMedix believes that a short course of antibiotic therapy could have significant advantages to patients, physicians, public health and payers.

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In the upcoming weeks, PolyMedix expects to meet with the United States Food & Drug Administration (FDA) to discuss the Phase 2B clinical design. Pending the outcome of discussions with FDA and the availability of adequate cash resources, PolyMedix plans to initiate a Phase 2B dose-optimization study.

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PolyMedix presented data from its first Phase 2 clinical study of its lead defensin-mimetic antibiotic, brilacidin (PMX-30063) in patients with acute bacterial skin and skin structure infections (ABSSSI) caused by Staphylococcus aureus, at the 52nd Annual Meeting of the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC).  The results showed that clinical response rates were high across all treatment groups and brilacidin was safely administered.

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At the same conference, PolyMedix participated in an oral platform session presenting a broad overview of the development of brilacidin and use of defensin-mimetics in other areas.  PolyMedix also presented six posters showing preclinical activity of brilacidin against MRSA and activity of PolyMedix’s defensin-mimetics against biofilms, food-borne pathogens, and biowarfare pathogens.

Brilacidin in Cancer Oral Mucositis

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PolyMedix is currently conducting preclinical studies, including additional animal toxicology studies, for its planned investigational new drug application (IND) filing with FDA. With regulatory clearance and adequate additional funding, PolyMedix plans to initiate a clinical trial in cancer patients.

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In September, PolyMedix announced that it had received a Phase I grant from the National Cancer Institute Division of the National Institutes of Health (NIH) to further explore the profile and properties of brilacidin in treating oral mucositis.

PolyCide® Antimicrobial Biomaterials

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In September, PolyMedix scientists and Dr. Gregory Tew of the University of Massachusetts published data in Langmuir, an American Chemical Society publication, showing the effectiveness of one of PolyMedix’s PolyCide® antimicrobial compounds in laboratory testing of surgical suture coatings. The results showed that suture coatings containing the PolyCide outperformed the commonly used antimicrobial surgical suture, Vicryl Plus Antimicrobial Suture (VPAS).  The PolyCide research was supported by a grant PolyMedix received from the National Science Foundation to support the development of antimicrobial sutures (NSF SBIR Award 1013835).

Financial Results

Unaudited financial information at and for the quarter ended September 30, 2012 is included in the tables at the end of this press release.  As of September 30, 2012, PolyMedix had cash, cash equivalents and investments totaling $7.1 million.  Additional capital is needed by the Company to fund its capital requirements and continue operations. To meet its capital needs, PolyMedix is considering multiple alternatives, including, but not limited to, additional equity financings, debt financings, corporate collaboration and licensing agreements, and other funding transactions. There can be no assurance that PolyMedix will be able to complete any such transaction on acceptable terms or otherwise.

Grant and contract revenue increased for the quarter ended September 30, 2012 to $506,000 compared to $387,000 for the same period in 2011.  The increase was attributable to the timing of certain costs under our existing research grants and contracts.

Research and development expenses decreased for the quarter ended September 30, 2012 to $3,177,000 compared to $3,608, 000 for the same period in 2011.  The decrease was due primarily to the completion of the phase 2 clinical trial with brilacidin in ABSSSI patients and discontinuation of the two clinical trials with delparantag in the first half of 2012, all of which were ongoing over the same period in 2011.  Research and development expenses are expected to decrease in the fourth quarter and until such time as Phase 2 clinical trials for the ABSSSI and cancer oral mucositis indications are able to be initiated. Much of the drug discovery work on new classes of and uses for defensin-mimetics continues to be supported by a number of grants and research contracts.

General and administrative expenses decreased for the quarter ended September 30, 2012 to $1,864,000 compared to $1,926,000 for the same period in 2011.

Interest expense decreased for the quarter ended September 30, 2012 to $215,000 compared to $279,000 for the same period in 2011.  The decrease was due to decreased outstanding debt and interest rates.

About PolyMedix, Inc.

PolyMedix is a clinical stage biotechnology company dedicated to transforming the treatment of infectious diseases. PolyMedix is developing a new class of antibiotics – defensin-mimetics – for the treatment of serious, life-threatening infections which often develop resistance to currently available antibiotics. PolyMedix’s compounds are designed to imitate the mechanism of action of host defense proteins, which contribute to natural human immunity. In contrast to existing antibiotics, PolyMedix’s lead antibiotic compound, brilacidin (formerly PMX-30063), was designed to exploit a method of bacterial cell killing, via biophysical membrane attack, against which bacteria have not shown development of resistance in multiple preclinical studies. Brilacidin showed efficacy similar to an active control, and was safely administered in a Phase 2 clinical trial in patients with acute bacterial skin and skin structure infections (ABSSSI) caused by Staph aureus bacteria (including methicillin-resistant Staphylococcus aureus (MRSA)).  PolyMedix has plans to initiate a Phase 2B dose optimization study with brilacidin in ABSSSI patients and also to develop brilacidin as a topical treatment for oral mucositis, a common and often debilitating complication of cancer treatments.

PolyMedix has internally developed an extensive pipeline of compounds including other defensin-mimetic antimicrobial compounds for other infectious diseases such as Gram-negative pathogens, fungal infections, and malaria; PolyCides®, antimicrobial additives to materials to create self-sterilizing products and surfaces; and delparantag (formerly PMX-60056), an anticoagulant reversing agent. PolyMedix’s compounds have been internally discovered using a proprietary drug design technology.

For more information, please visit PolyMedix’s website at www.polymedix.com.

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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. PolyMedix has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are PolyMedix’s need for, and the availability of, substantial capital to fund its operations, planned clinical trials and research and development, and the fact that PolyMedix’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in PolyMedix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. PolyMedix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.  This press release does not constitute an offer of any securities for sale.  No securities will be offered or sold absent registration or an applicable exemption from registration requirements.

For further information contact:

Lisa Caperelli
Director, Investor Relations & Corporate Communications
484-598-2406
lcaperelli@polymedix.com

PolyMedix, Inc.
(A Development Stage Company)
Selected Financial Data (unaudited)
(in thousands, except per share amounts)

	September 30,	December 31,
	2012	2011
ASSETS
Cash, cash equivalents and investments	$7,133	$21,354
Other current assets	479	672
Property and equipment, net	356	590
Long-term assets - other	141	35
Total Assets	$8,109	$22,651

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$4,169	$4,988
Long-term debt	6,716	6,550
Deferred rent	801	866
Derivative liability	797	4,863
Total liabilities	12,483	17,267
Total stockholders' equity	(4,374)	5,384
Total liabilities and stockholders' equity	$8,109	$22,651

	Three-Months Ended September 30,		Nine-Months Ended September 30,		For the period August 8, 2002 (Inception) to September 30,
	2012	2011	2012	2011	2012
Revenues:
Grant and research revenues	$506	$387	$1,610	$1,521	$10,772
Total revenues	506	387	1,610	1,521	10,772

Operating Expenses:
Research and development	3,177	3,608	11,182	8,926	67,873
General and administrative	1,864	1,926	5,696	5,313	41,492
Total operating expenses	5,041	5,534	16,878	14,239	109,365

Other Income and Expenses:
Interest income	7	21	35	64	1,820
Interest expense	(215)	(279)	(677)	(905)	(2,921)
Gain on derivative instrument	362	1,263	3,766	563	3,416
Loss on extinguishment of debt	-	-	(309)	-	(309)
Total other income (expense)	154	1,005	2,815	(278)	2,006

Net loss	$(4,381)	$(4,142)	$(12,453)	$(12,996)	$(96,587)

Beneficial conversion feature on Series 2008 preferred stock, conversion inducement and dividends on Series 1 preferred stock	-	-	-	-	(11,118)

Net loss attributable to common stockholders	$(4,381)	$(4,142)	$(12,453)	$(12,996)	$(107,705)

Net loss per common share - basic and diluted	$(0.04)	$(0.04)	$(0.12)	$(0.13)

Weighted average common shares outstanding - basic and diluted	106,790	106,000	106,559	96,808